Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

LaSalle Hotel Properties:

We consent to the use of our reports dated February 19, 2009, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference in the prospectus.

/s/ KPMG LLP

Chicago, IL

April 28, 2009